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Exhibit 5.1

THOMPSON & KNIGHT L. L. P. Attorneys and Counselors
DIRECT DIAL:	1700 Pacific Avenue • Suite 3300 Dallas, Texas 75201-4693 (214) 969-1700 FAX (214) 969-1751 www.tklaw.com	AUSTIN DALLAS FORT WORTH HOUSTON MONTERREY, MEXICO

July 14, 2003

Crosstex Energy, L.P.
2501 Cedar Springs
Suite 600
Dallas, Texas 75201

Ladies and Gentlemen:

        We have acted as counsel to Crosstex Energy Partners L.P., a Delaware limited partnership (the "Partnership"), Crosstex Energy GP, L.P., a Delaware limited partnership and the general partner of the Partnership (the "General Partner") and Crosstex Energy GP, LLC, a Delaware limited liability company and the general partner of the General Partner (the "Company"), in connection with the preparation of the Partnership's Registration Statement on Form S-8 (the "Registration Statement") filed by the Partnership under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering and sale by the Partnership of up to 700,000 common units representing limited partnership interests in the Partnership (the "Common Units") in connection with the Company's Long-Term Incentive Plan attached to the Registration Statement as Exhibit 4.1 (the "Plan").

        As the basis for the opinion hereinafter expressed, we examined the Plan, such statutes, including the Delaware Uniform Revised Limited Partnership Act, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

        Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Units will, when issued and paid for in accordance with the terms of the Plan, be duly authorized, validly issued, fully paid and nonassessable.

        The foregoing opinion is based on and is limited in all respects to federal laws, the Revised Uniform Limited Partnership Act of the State of Delaware and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States, and we render no opinion with respect to the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

                      Very truly yours,

                      /s/  THOMPSON & KNIGHT L.L.P.

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  Exhibit 5.1